EXHIBIT 99
To Form 3

Name and Address of Reporting Person:          Schottenstein Stores Corporation
                                               1800 Moler Road
                                               Columbus, OH  43209

Issuer Name and Ticker or Trading Symbol:      DSW Inc. (DSW)


FOOTNOTES:

(1) The amount reported includes 27,702,667 Class B Common Shares held by Retail Ventures, Inc., or Retail Ventures. As of April 30, 2005, Schottenstein Stores Corporation, or SSC, held approximately 48.2% on a fully diluted basis of the outstanding common shares of Retail Ventures. By virtue of its ownership interest in Retail Ventures, SSC may be deemed to beneficially own the DSW Class B Common Shares owned by Retail Ventures. SSC disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

(2) The warrants shall be exercisable for DSW Class A Common Shares as of the date of DSW Inc.'s initial public offering, or IPO, of its Class A Common Shares.

(3) Retail Ventures has amended outstanding warrants held by SSC to provide SSC the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the then current conversion price of the warrants (subject to the existing anti-dilution provisions), (ii) acquire from Retail Ventures Class A Common Shares of DSW at an exercise price per share equal to the price of shares sold to the public in the IPO (subject to anti-dilution provisions similar to those in the existing warrants), or (iii) acquire a combination thereof. Assuming an exercise price per share of $16.00, the midpoint of the range set forth on the cover page of the prospectus contained in Amendment No. 3 to the IPO registration statement, SSC would receive 390,586 Class A Common Shares if they exercised those warrants exclusively for DSW Common Shares. Although Retail Ventures does not intend or plan to undertake a spin-off of DSW Common Shares to Retail Ventures shareholders, in the event that Retail Ventures effects a spin-off of its DSW Common Shares to its shareholders in the future, SSC will receive the same number of DSW Common Shares that it would have received had it exercised its warrants in full for Retail Ventures common shares immediately prior to the record date of the spin-off, without regard to any limitation on exercise contained in the warrants. Following the completion of any such spin-off, the warrants will be exercisable solely for Retail Ventures common shares.

(4) The later of June 11, 2007 and the repayment in full of obligations under a $75 million loan agreement under which Retail Ventures is a guarantor.

(5) Retail Ventures has issued new warrants to SSC under which SSC will have the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the conversion price referred to in a convertible loan to which it is party (subject to existing anti-dilution provisions), (ii) acquire from Retail Ventures Class A Common Shares of DSW at an exercise price per share equal to the price of the shares sold to the public in the IPO (subject to anti-dilution provisions similar to those in the existing warrants) or (iii) acquire a combination thereof. Although Retail Ventures does not intend or plan to undertake a spin-off of DSW Common Shares to Retail Ventures shareholders, in the event that Retail Ventures effects a spin-off of its DSW Common Shares to its shareholders in the future, the holders of outstanding unexercised warrants will receive the same number of DSW Common Shares that they would have received had they exercised their warrants in full for Retail Ventures common shares immediately prior to the record date of the spin-off, without regard to any limitation on exercise contained in the warrants. Following the completion of any such spin-off, the warrants will be exercisable solely for Retail Ventures common shares.

SSC may acquire, upon exercise of the warrants in full, an aggregate number of Class A Common Shares of DSW from Retail Ventures which, at the price of shares sold in this offering, have a value equal to $75 million. Assuming an exercise price per share of $16.00, or the midpoint of the range set forth on the cover page of the prospectus contained in Amendment No. 3 to the IPO registration statement, SSC would receive 2,343,750 Class A Common Shares if it exercised these warrants exclusively for DSW Common Shares.